Exhibit (a)(1)(F)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell any QIAGEN Shares (as defined below), and statements made herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer Document (as defined below) published May 18, 2020, the related Declaration of Acceptance (as defined below), the related Letter of Transmittal (as defined below) and any supplements or amendments thereto, and is being made to all holders of QIAGEN Shares. The Offer is being launched and implemented in accordance with the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) (the “German Takeover Act”), applicable Dutch public offer rules and applicable U.S. securities laws. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of QIAGEN Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. In those jurisdictions where applicable law requires the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Bidder (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Bidder.
Notice of Offer to
Purchase for Cash
All Shares of
QIAGEN N.V.
at
EUR 39.00 per Share
Pursuant to the Offer Document
published May 18, 2020
by
QUEBEC B.V.,
a wholly owned subsidiary of
THERMO FISHER SCIENTIFIC INC.
Quebec B.V. (the “Bidder”), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands and a wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”) is making an offer (the “Offer”) to acquire all issued ordinary shares, par value EUR 0.01 per share, including all ancillary rights, in particular the entitlement to profits, existing at the time of settlement of the Offer (the “QIAGEN Shares”) in QIAGEN N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands, having its corporate seat in Venlo, The Netherlands (“QIAGEN”), at a purchase price of EUR 39.00 per QIAGEN Share in cash, less any applicable withholding taxes and without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer Document published May 18, 2020 (as it may be amended or supplemented from time to time, the “Offer Document”) and in the related Declaration of Acceptance (as it may be amended or supplemented from time to time, the “Declaration of Acceptance”) and Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”). References herein to Shares shall include, without duplication, outstanding fractional ordinary shares each representing one-twenty-seventh (1/27th) of the value of a Share (“Fractional QIAGEN Shares”), provided that Fractional QIAGEN Shares will be treated for the purposes of the definition of Shares as one-twenty-seventh (1/27th) of a share. This announcement only applies to QIAGEN Shares held by QIAGEN shareholders in the United States that are held via the Depository Trust Company (“DTC”) system or the Clearstream AG (“Clearstream”) system, or that are directly registered on the QIAGEN shareholders register.
The Offer is being made pursuant to a Business Combination Agreement between Thermo Fisher and QIAGEN dated as of March 3, 2020 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”). The Acceptance Period (as defined below) will expire on July 27, 2020 (24:00 hours local time Frankfurt am Main, Federal Republic of Germany (“Frankfurt am Main local time”)/6:00 p.m. local time New York, New York, U.S.A. (“New York local time”)), unless the Acceptance Period is extended in accordance with German law. If at the end of the Acceptance Period the Offer Conditions (as defined below), other than the Antitrust Clearance Condition (as defined below), have been satisfied or previously effectively waived, a two (2)-week Additional Acceptance Period (as defined below) is expected to commence on July 31, 2020 and expire on August 13, 2020 (24:00 hours Frankfurt am Main local time/6:00 p.m. New York local time).
Tendering QIAGEN shareholders who are record owners of their QIAGEN Shares and who tender directly to American Stock Transfer & Trust Company, LLC (the “Settlement Agent”) will not be obligated to pay brokerage fees or commissions with respect to the purchase of QIAGEN Shares by the Bidder pursuant to the Offer. Shareholders who hold their QIAGEN Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.
The Offer will initially remain open until the date that is ten (10) weeks following the commencement date of the Offer, unless extended in accordance with German law (such period, as it may be extended, the “Acceptance Period”). The Acceptance Period will begin on May 18, 2020 and will end on July 27, 2020 at 24:00 hours Frankfurt am Main local time/6:00 p.m. New York local time, unless the Acceptance Period is extended pursuant to German law. In accordance with applicable German law, the Acceptance Period will be automatically extended by law in the following circumstances: (1) upon the publication of an amendment of the Offer within two (2) weeks of the scheduled end of the Acceptance Period, in which case the Acceptance Period will be extended by two (2) calendar weeks from the date of such scheduled end; and (2) if a third party makes a competing offer during the Acceptance Period and the Acceptance Period would otherwise have expired before the end of the acceptance period of such competing offer, in which case the Acceptance Period will be automatically extended so that it expires at the same time as the acceptance period of such competing offer. Any such extension will be published in accordance with German law and will also be announced by press release in the United States. QIAGEN shareholders who tender during the Acceptance Period may withdraw their declared acceptance in respect of their QIAGEN Shares at any time until the end of the Acceptance Period (as it may be extended) without having to give any reason.
If at the end of the Acceptance Period all of the Offer Conditions, other than the Antitrust Clearance Condition, have been satisfied or previously effectively waived, there will be an additional acceptance period of two (2) weeks after publication of the results of the Offer by the Bidder (the “Additional Acceptance Period”), during which QIAGEN shareholders that have not accepted the Offer within the Acceptance Period can still accept it. An acceptance of the Offer during the Additional Acceptance Period is therefore conditional upon, among other things, the Minimum Acceptance Threshold (as defined below) being achieved, unless previously effectively waived, at the end of the Acceptance Period. QIAGEN shareholders should, therefore, not rely on being able to accept the Offer during the Additional Acceptance Period.
The payment of the Offer Price in exchange for QIAGEN Shares validly tendered and not properly withdrawn (the “Settlement”) will be made without undue delay following, but in any event within seven (7) German Business Days (as defined in the Offer Document) following the later of the end of the Additional Acceptance Period or the satisfaction of the Antitrust Clearance Condition (if the Antitrust Clearance Condition has not been previously effectively waived by the Bidder). Under no circumstance will interest be paid on the Offer Price paid pursuant to the Offer, regardless of any extension of the Acceptance Period, the Additional Acceptance Period, or any delay in making payment for QIAGEN Shares.
If one or more of the Offer Conditions have not been timely satisfied and the Bidder did not previously effectively waive such condition, the Offer will lapse and the tendered QIAGEN Shares will be returned, without expense, to the tendering QIAGEN shareholder (in the case of QIAGEN Shares tendered by book-entry transfer into the Settlement Agent’s account at DTC pursuant to the procedure set forth in the Offer Document, by crediting such QIAGEN Shares to the applicable accounts maintained at DTC) promptly after announcement of the end of the Offer.
As described more fully in Section 12 of the Offer Document, the Bidder’s obligation to purchase the QIAGEN Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction or waiver of various conditions (the “Offer Conditions”), including, among other things, (a) QIAGEN Shares having been validly tendered and not properly withdrawn, at the end of the Acceptance Period, that represent, together with QIAGEN Shares then held by or committed via guaranteed delivery procedures to Thermo Fisher or any of its affiliates, at least 75% of QIAGEN’s issued and outstanding ordinary share capital (the “Minimum Acceptance Threshold”), (b) the expiration or termination of any waiting period (and extensions thereof) applicable to the transactions contemplated by the Business Combination

Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval of the transactions contemplated by the Business Combination Agreement under Council Regulation (EC) No. 139/2004 of the European Union, as amended, and the receipt of certain other required clearances or approvals under applicable antitrust laws in the United States, the European Union, China, Japan, South Korea, Russia, South Africa, Turkey, Australia, New Zealand, Israel, Singapore and Taiwan (the “Antitrust Clearance Condition”), (c) neither of the QIAGEN Boards (as defined below) having withheld, withdrawn, modified or qualified its recommendation of the Offer in a manner adverse to Thermo Fisher or taken certain similar actions between the publication of the Offer Document and the end of the Acceptance Period, (d) the number of QIAGEN Shares issued and outstanding as of the end of the Acceptance Period (including outstanding Fractional QIAGEN Shares, with twenty-seven (27) Fractional QIAGEN Shares counted as one (1) QIAGEN Share) not exceeding 230,253,368 at the end of the Acceptance Period, and between the publication of the Offer Document and the end of the Acceptance Period, (i) no QIAGEN Shares having been issued and no subscription rights, options, (convertible) bonds or other financial instruments granting a right to receive QIAGEN Shares having been granted by QIAGEN to a third party (other than Thermo Fisher, the Bidder Top Up Affiliate (as defined below) or the Bidder), other than pursuant to QIAGEN’s equity plans or certain existing QIAGEN warrants, and (ii) QIAGEN or its legal representatives have neither publicly announced nor notified Thermo Fisher or the Bidder, nor has the Bidder or Thermo Fisher otherwise obtained knowledge, that any of the events mentioned in the preceding clause (i) has occurred, (e) the general meeting of QIAGEN having adopted the Back-End Resolutions and not having adopted a resolution, other than the Resolutions (as defined below), regarding (i) any increase of the share capital, (ii) a share split, a consolidation of the QIAGEN Shares or a change of the rights pertaining to the QIAGEN Shares or the nature of the QIAGEN Shares or (iii) an amendment of QIAGEN’s articles of association, in each case between the publication of the Offer Document and the end of the Acceptance Period, (f) between the publication of the Offer Document and the end of the Acceptance Period, no order, stay, judgment or decree having been issued by a Governmental Authority (as defined in the Offer Document) of competent jurisdiction that remains in force and effect immediately before the end of the Acceptance Period, and no statute, rule, regulation or other law of any Governmental Authority of competent jurisdiction having been enacted that remains in force and effect immediately before the end of the Acceptance Period, which in any such case prohibits the consummation of the Transactions (as defined below), in whole or in part, in accordance with the Business Combination Agreement, (g)  between the publication of the Offer Document and the end of the Acceptance Period, (i) QIAGEN not being subject to a voluntary or involuntary liquidation, administration order, suspension of payments or any other insolvency proceeding in any jurisdiction and (ii) QIAGEN or its legal representatives not having publicly announced nor notified Thermo Fisher or the Bidder, nor have the Bidder or Thermo Fisher otherwise obtained knowledge, that any of the events mentioned in the preceding clause (i) has occurred and (h) the absence of a quantitatively-measured material adverse effect on QIAGEN or quantitatively-measured material compliance violation by QIAGEN between the publication of the Offer Document and the end of the Acceptance Period, in each case as determined by a third-party independent expert. Except for the Antitrust Clearance Condition, all Offer Conditions must be satisfied or effectively waived on or prior to the end of the Acceptance Period. The Antitrust Clearance Condition may remain outstanding for up to twelve months following the end of the Acceptance Period.
After careful consideration, the managing board of QIAGEN (the “Managing Board”) and the supervisory board of QIAGEN (the “Supervisory Board,” and, together with the Managing Board, the “QIAGEN Boards”) have, among other things, (a) unanimously determined that, on the terms of and subject to the conditions of the Business Combination Agreement, the Offer, the other Transactions and the related actions as contemplated by the Business Combination Agreement are in the best interest of QIAGEN and its stakeholders (including its shareholders) and (b) unanimously approved the execution and delivery of the Business Combination Agreement by QIAGEN and the performance by QIAGEN of its obligations under the Business Combination Agreement and the consummation of the Transactions, including the Offer.
The QIAGEN Boards unanimously recommend that QIAGEN shareholders accept the Offer and tender their Shares in the Offer. Furthermore, the QIAGEN Boards unanimously recommend that you vote “FOR” each of the resolutions presented for a vote of the QIAGEN shareholders at the general meeting of QIAGEN shareholders (the “GM”).

At the GM, QIAGEN shareholders will be requested to adopt the following resolutions (collectively, the “Resolutions”), effective upon Settlement (except for resolution (d)): (a) (i) the grant of the Top Up Option (as defined below) to Quebec Court B.V., a Dutch private limited liability company and a wholly owned subsidiary of Thermo Fisher (the “Bidder Top Up Affiliate”) and to exclude any pre-emptive rights that would otherwise arise pursuant to the grant of the Top Up Option, (ii) certain amendments to QIAGEN’s articles of association to ensure that QIAGEN’s authorized share capital will always be sufficient to allow for the issue of up to the Maximum Number of Top Up Shares (as defined below) on the date of the Settlement upon exercise of the Top Up Option, (iii) subject to the Merger Resolution (as defined below) having been adopted at the Subsequent EGM (as defined in the Offer Document), in accordance with and to the extent required under applicable Law (as defined in the Offer Document), approval of the resolution of the Managing Board to pursue, and cause QIAGEN Newco (as defined below) to pursue, the Share Transfer (as defined below) and approval of the dissolution of QIAGEN Newco (subject to the Share Transfer having been effected), (iv) subject to the Merger Resolution not having been adopted at the Subsequent EGM, approval of the resolution of the Managing Board to pursue the Asset Sale (as defined below) and resolving, subject to completion of the Asset Sale, to dissolve QIAGEN, appoint the Liquidator (as defined in the Offer Document), approve reimbursement of the Liquidator’s reasonable salary and costs and appoint an affiliate of Thermo Fisher as the custodian of QIAGEN’s books and records (resolutions (a)(i) through (a)(iv), the “Back-End Resolutions”); (b) the appointment of the persons designated by Thermo Fisher to the Supervisory Board; (c) the acceptance of the resignation of, and grant of full and final discharge to, resigning members of the Supervisory Board for their acts of supervision up to the date of the GM; and (d) certain amendments to QIAGEN’s articles of association (resolutions (b) and (d), the “Governance Resolutions”). At the Subsequent EGM, QIAGEN shareholders will be requested to vote on (a) the Merger (the “Merger Resolution”) and (b) the Back-End Resolutions or the Governance Resolutions, if one or more such resolutions have not been adopted at the GM.
A more complete description of the reasons that the QIAGEN Boards approved the Offer and recommended that QIAGEN shareholders accept the Offer and tender their QIAGEN Shares pursuant to the Offer is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of QIAGEN that QIAGEN is furnishing to QIAGEN shareholders in connection with the Offer.
The Bidder intends to seek a termination of the listing of the QIAGEN Shares on the New York Stock Exchange (the “NYSE”) and the Frankfurt Stock Exchange (the “FSE”) following the Settlement, which delisting may occur as a result of or in connection with a Post-Offer Measure (as defined below), resulting in QIAGEN no longer being a publicly traded company, and the Bidder intends to seek deregistration of the QIAGEN Shares under the Exchange Act, resulting in the cessation of QIAGEN’s reporting obligations with respect to the Shares with the United States Securities and Exchange Commission (the “SEC”).
Following the Settlement, Thermo Fisher intends to implement (or cause to be implemented) certain measures (the “Post-Offer Measures”) if deemed necessary or appropriate by Thermo Fisher in order to complete its acquisition of QIAGEN’s business, operations and assets. The Post-Offer Measures will utilize processes available to Thermo Fisher under Dutch law aimed at strengthening Thermo Fisher’s direct or indirect control over QIAGEN or its assets and business operations.
The Post-Offer Measures may include (a) subject to the adoption of the required Back-End Resolution by QIAGEN shareholders, the exercise by the Bidder Top Up Affiliate of the right to subscribe for and acquire, promptly following the Settlement and in any event on the date of the Settlement, at a price per share equal to the Offer Price, up to such number of new ordinary shares of QIAGEN (the “Maximum Number of Top Up Shares”) such that as a result thereof the aggregate par value of the ordinary shares of QIAGEN held by the Bidder and the Bidder Top Up Affiliate equals 80% of the aggregate share capital of QIAGEN plus one (1) ordinary share (the “Top Up Option”); (b) subject to the adoption of the required Back-End Resolution and the Merger Resolution by QIAGEN shareholders, a triangular legal merger (the “Merger”) of QIAGEN into a Dutch private limited liability company to be fully and indirectly owned by QIAGEN (“QIAGEN Newco Sub”), with QIAGEN shareholders at that time receiving in exchange shares of the parent entity of QIAGEN Newco Sub, a Dutch private limited liability company to be fully and directly owned by QIAGEN (“QIAGEN Newco”), followed by a sale and transfer of the shares in QIAGEN Newco Sub by QIAGEN Newco to the Bidder and/or an affiliate of the Bidder (the “Share Transfer”) and a dissolution and liquidation of QIAGEN Newco (the “Newco Liquidation,” and together with the Merger, the Cash Payment (as defined below), the Cash Distribution (as defined below), the QIAGEN Newco Sub Election (as defined below), the Preference Shares Cancellation (as defined below and if applicable), the Share Transfer and the Newco Liquidation, the “Merger and Liquidation”); (c) subject to the adoption of the required Back-End Resolution by QIAGEN shareholders and the failure of the adoption of the Merger Resolution at the Subsequent EGM, a sale, assignment and transfer of the business of QIAGEN, including substantially all of the assets and liabilities of QIAGEN, to or by the Bidder (and/or an affiliate of the Bidder) (the “Asset Sale”), followed by the dissolution and liquidation of QIAGEN (the “QIAGEN Liquidation” and, together with the Asset Sale, the “Asset Sale and Liquidation”; and the QIAGEN Liquidation or the Newco Liquidation, as the case may be, referred to as the “Liquidation”; and the Offer, the Merger and Liquidation and the Asset Sale and Liquidation (as applicable) and the grant and exercise of the Top Up Option collectively referred to as the “Transactions”); (d) a Compulsory Acquisition (as defined below); or (e) in accordance with applicable law and, where required, subject to the prior approval of the Supervisory Board, the implementation of any other restructuring of QIAGEN and its subsidiaries for the purpose of achieving an optimal operational, legal, financial and/or fiscal structure (the “Other Post-Offer Measures”), some of which may have the effect of diluting the shareholding of any QIAGEN shareholders other than Thermo Fisher and its affiliates (the “Minority Shareholders”). In the event the Merger and Liquidation, the Asset Sale and Liquidation or the Compulsory Acquisition are consummated, QIAGEN will either become (indirectly) wholly owned by Thermo Fisher or be liquidated with Thermo Fisher (indirectly) becoming the owner of all or substantially all of QIAGEN’s business operations.
In the event of the Merger and Liquidation, (a) immediately after the Merger becoming effective, the Bidder will make a cash payment to QIAGEN Newco Sub (the “Cash Payment”) in an amount equal to (x) the Offer Price multiplied by (y) the total number of Shares held beneficially or of record by the Minority Shareholders minus (z) any cash paid in connection with the exercise of the Top Up Option (the amount obtained by multiplying (x) and (y), the “Cash Distribution Amount”) in exchange for a loan note; (b) immediately after the Merger becoming effective and the Cash Payment having been made, QIAGEN Newco Sub will make a cash distribution to QIAGEN Newco (the “Cash Distribution”) in an amount equal to (i) the Cash Distribution Amount plus (ii) the amount of the distribution in connection with the Preference Shares Cancellation (if applicable); (c) immediately after the Cash Distribution having been made, QIAGEN Newco Sub will make an entity classification election to be treated as a corporation for U.S. federal tax purposes (the “QIAGEN Newco Sub Election”); and (d) if there are any issued preference shares of QIAGEN Newco, QIAGEN Newco will cancel all such preference shares against payment of a distribution to which the holders thereof are entitled pursuant to QIAGEN Newco’s articles of association, immediately after the QIAGEN Newco Sub Election having been made (the “Preference Shares Cancellation”).
If, following the Settlement, the Bidder, alone or together with its affiliates, holds at least 95% of QIAGEN’s aggregate issued and outstanding share capital (geplaatst en uitstaand kapitaal), the Bidder may — but is under no obligation to — commence a compulsory acquisition procedure (uitkoopprocedure) in accordance with section 2:92a or 2:201a of the Dutch Civil Code (the “DCC”) in order to acquire the remaining QIAGEN Shares not tendered (the “Compulsory Acquisition”). QIAGEN shall provide the Bidder with any reasonable assistance as may be required, including, if needed, joining such proceedings as co-claimant or defendant. In the Compulsory Acquisition, the competent Dutch court has sole discretion to determine the per QIAGEN Share price, which may be greater than, equal to or less than the Offer Price. Alternatively, and provided that the statutory conditions are met, the Bidder could opt to commence a takeover buy-out procedure before the competent Dutch court in accordance with section 2:359c of the DCC.
If the Top Up Option has been exercised, Thermo Fisher must implement (or cause to be implemented) the Merger and Liquidation or the Asset Sale and Liquidation, as the case may be. If the Merger and Liquidation or the Asset Sale and Liquidation is implemented, all Minority Shareholders who did not tender their QIAGEN Shares into the Offer will ultimately receive for each QIAGEN Share (in the event of the Asset Sale and Liquidation) or share of QIAGEN Newco (in the event of the Merger and Liquidation) then held, cash in an amount equal to the Offer Price, without any interest being paid on such amount and less any applicable withholding taxes.
The applicable withholding taxes imposed on non-tendering QIAGEN shareholders in respect of any liquidation distribution in connection with the Liquidation or another Post-Offer Measure may be different from, and greater than, the taxes imposed upon such QIAGEN shareholders had they tendered their QIAGEN Shares pursuant to the Offer. QIAGEN shareholders are urged to consult with their tax advisors with regard to the specific tax consequences to them of tendering their QIAGEN Shares pursuant to the Offer and, if implemented, the Merger and Liquidation, the Asset Sale and Liquidation, the Compulsory Acquisition or any Other Post-Offer Measures.
It is possible that the Bidder may not be able to, or may elect not to, implement certain or any Post-Offer Measures promptly after the consummation of the Offer, that such Post-Offer Measures may be delayed or that such Post-Offer Measures may not be able to, or may not, take place at all. Any Post-Offer Measure could be the subject of litigation, and a court could delay the Post-Offer Measure or prohibit it from occurring on the terms described in the Offer Document, or from occurring at all. Moreover, even if the Bidder is able to effect any particular Post-Offer Measure, the consideration that QIAGEN shareholders receive therefrom may be different from the consideration that they would have received had they tendered their QIAGEN Shares in the Offer (and they may also be subject to additional taxes).
QIAGEN Shares are admitted for trading on the NYSE and on the FSE. There are different procedures for the acceptance of the Offer by shareholders holding QIAGEN Shares via the Clearstream system (“Clearstream Shares”), QIAGEN Shares in the DTC system but not via Clearstream (“DTC Shares”) and QIAGEN Shares that are directly registered on the QIAGEN shareholders register (“Directly Registered Shares”), which includes (i) QIAGEN Shares that are held in book-entry form on the books of QIAGEN’s U.S. transfer agent and (ii) all outstanding Fractional QIAGEN Shares.
The Bidder has appointed Deutsche Bank AG (the “Clearstream Settlement Agent”) to act as the settlement agent for the tender of Clearstream Shares. The Bidder has appointed the Settlement Agent to act as the settlement agent for the tender of the DTC Shares.
Accepting holders of Clearstream Shares tendered in the Offer will receive the Offer Price in Euros. Accepting holders of DTC Shares will receive the Offer Price in U.S. dollars. The Offer Price will be converted to U.S. dollars by the Settlement Agent using the simple average of the two (2) WM/Reuters 4:00 pm (London time) fixings of the USD/EUR exchange rate on the second (2nd) and third (3rd) day prior to the date of Settlement of the Offer. Holders of DTC Shares should be aware that fluctuations in the Euro to U.S. dollar exchange rate will cause the value of U.S. dollar denominated consideration paid to them in respect of such shares to fluctuate accordingly.
Holders of Clearstream Shares may accept the Offer by (1) submitting a Declaration of Acceptance of the Offer in written or text form to their custodian bank or other investment service provider with a registered office or a branch in Germany (each a “Custodian Bank”) and (2) instructing their Custodian Bank to effect without undue delay the rebooking of their Clearstream Shares, which are held in their securities deposit account and for which they wish to accept the Offer, to ISIN NL0014676538 at Clearstream. Until the Settlement, the QIAGEN Shares for which the Declaration of Acceptance has become effective remain in the respective securities deposit account of the accepting QIAGEN shareholder but are rebooked to a different ISIN at Clearstream and in the securities deposit account of the accepting QIAGEN shareholder (such Clearstream Shares, once booked under ISIN NL0014676538, “Tendered Clearstream Shares”).
The Declaration of Acceptance will only become effective if the Clearstream Shares have been rebooked to ISIN NL0014676538 at Clearstream by 18:00 hours Frankfurt am Main local time/12:00 p.m. New York local time on the second (2nd) Banking Day (as defined in the Business Combination Agreement) after the end of the Acceptance Period. Such rebookings are to be effected by the relevant Custodian Bank after receipt of the Declaration of Acceptance.
The Tendered Clearstream Shares will be eligible to trade on the regulated market of the FSE (Prime Standard) under ISIN NL0014676538. Trading is expected to start on the third (3rd) Banking Day after commencement of the Acceptance Period. Trading is expected to be terminated at the close of FSE trading on the day on which a publication is made that all Offer Conditions have been met or effectively waived in advance.
QIAGEN shareholders whose DTC Shares are held in “street name” may accept the Offer for their DTC Shares by timely delivering to the Settlement Agent (1) a confirmation of a book-entry transfer of the DTC Shares to the securities account of the Settlement Agent, (2) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or alternatively an Agent’s Message (as defined in the Offer Document) and (3) any other documents required by the Letter of Transmittal. In certain cases, holders of DTC Shares may tender in accordance with procedures for guaranteed delivery described in Section 13.2.2 of the Offer Document.
Holders of Directly Registered Shares may accept the Offer for their QIAGEN Shares by delivering to the Settlement Agent: (1) a properly completed and signed Letter of Transmittal or a facsimile copy with an original manual signature, with all required signature guarantees; and (2) any other documents required by the Letter of Transmittal, in each case prior to the end of the Acceptance Period or the end of the Additional Acceptance Period, as the case may be.
The acceptance of the Offer will be free of costs and expenses (except for costs incurred for transmitting a Declaration of Acceptance or Letter of Transmittal, as applicable, to a Custodian Bank or the Settlement Agent, as applicable) for QIAGEN shareholders that hold Clearstream Shares. QIAGEN shareholders who hold DTC Shares through a broker or other securities intermediary and whose broker or other securities intermediary accepts the Offer on the shareholder’s behalf may be charged a fee. Any non-German stock exchange tax, sales tax or stamp tax resulting from acceptance of the Offer shall be borne by QIAGEN shareholders.
Holders of DTC Shares and Directly Registered Shares may elect to transfer their QIAGEN Shares to the Clearstream system by instructing their bank, broker, dealer or other nominee to effect a transfer of such QIAGEN Shares from the DTC system or transfer agent, as applicable, to the Clearstream system. This transfer must occur prior to tendering such QIAGEN Shares into the Offer. The deadline for tendering QIAGEN Shares into the Offer is the end of the Acceptance Period or the Additional Acceptance Period, as applicable. Holders of DTC Shares or Directly Registered Shares are advised to allow sufficient time for the transfer of their QIAGEN Shares to the Clearstream system. DTC Shares and Directly Registered Shares that are transferred to the Clearstream system will become Clearstream Shares and must be tendered in accordance with the acceptance procedures described in Section 13.1 of the Offer Document applicable to Clearstream Shares. Holders of Clearstream Shares may participate in the “as-tendered” trading market described in Section 13.1.8 of the Offer Document.
QIAGEN shareholders who accept the Offer during the Acceptance Period will have the right to withdraw their acceptances of the Offer at any time until the end of the Acceptance Period. QIAGEN shareholders will not have the right to withdraw their acceptances of the Offer for the forty-five (45)-calendar day period following the end of the Acceptance Period (subject to further one or more extensions as may be granted by the SEC if the Antitrust Clearance Condition will not be satisfied or effectively waived prior to the expiration of forty-five (45)-calendar day period following the end of the Acceptance Period), as described in more detail below. QIAGEN shareholders who have exercised their right of withdrawal may re-accept the Offer only prior to the end of the Additional Acceptance Period.
The Offer, which is subject to German law, in particular the German Takeover Act, is extended to all QIAGEN shareholders in the United States in compliance with applicable U.S. securities laws. In order to reconcile certain areas of conflict between the German Takeover Act and applicable law of the United States, the Bidder requested certain exemptive and no-action relief from the Staff of the SEC’s Division of Corporation Finance with respect to matters in which the securities laws and practice in the United States conflict with those in Germany.
Prior to the publication of the Offer Document, the Staff of the SEC granted certain exemptive or no-action relief to allow, among other things, that QIAGEN shareholders will not have the right to withdraw acceptances of the Offer for the forty-five (45)-calendar day period following the end of the Acceptance Period, even if the Offer Conditions have not been satisfied or waived and the Bidder has not yet become obligated to pay the Offer Price. It is possible that the Bidder will request one or more extensions of such forty-five (45)-calendar day period from the Staff of the SEC. The Bidder will promptly, and no later than within two (2) Banking Days, announce if additional relief to extend the forty-five (45)-calendar day period is granted by the Staff of the SEC in accordance with Section 21 of the Offer Document.
Any withdrawal of acceptance of the Offer may not be rescinded. Tendered QIAGEN Shares for which the right of withdrawal has been exercised are considered to have not been tendered in the Offer following the withdrawal. However, tendering QIAGEN shareholders who have exercised their right of withdrawal may re-accept the Offer prior to the end of the Additional Acceptance Period.
QIAGEN shareholders that have accepted the Offer for Clearstream Shares may exercise their right of withdrawal only by (1) declaring their withdrawal in writing or in text form to their Custodian Bank for a specified number of Tendered Clearstream Shares, where, in the event that no number is specified, the withdrawal will be deemed to have been declared for all of the Tendered Clearstream Shares of the QIAGEN shareholder concerned, and (2) instructing their Custodian Bank to rebook an equivalent number of Clearstream Shares to ISIN NL0012169213 at Clearstream. The declaration of withdrawal will become effective upon the rebooking of the withdrawn Clearstream Shares. For a withdrawal made during the Acceptance Period to be effective, a notice of withdrawal must be timely received by the applicable Custodian Bank prior to the end of the Acceptance Period. For a withdrawal made after the expiration of the forty-five (45)-calendar day period (as it may be extended) following the end of the Acceptance Period to be effective, a notice of withdrawal must be timely received by the applicable Custodian Bank prior to the date on which the Bidder publishes notice that all of the Offer Conditions have been satisfied or effectively waived.
QIAGEN shareholders that have accepted the Offer for DTC Shares may exercise their right of withdrawal prior to the end of the Acceptance Period by a written, telegraphic or facsimile transmission notice of withdrawal timely received by the Settlement Agent at its address set forth in the Offer Document or the Letter of Transmittal. Any such notice of withdrawal must specify (1) the name of the person who tendered the DTC Shares to be withdrawn, (2) the number of DTC Shares to be withdrawn and (3) the name of the registered holder of such DTC Shares, if the name is different from the person who tendered such DTC Shares. For a withdrawal made during the Acceptance Period to be effective, a notice of withdrawal must be timely received by the Settlement Agent prior to the end of the Acceptance Period. For a withdrawal made after the expiration of the forty-five (45)-calendar day period following the end of the Acceptance Period to be effective, a notice of withdrawal must be timely received by the Settlement Agent prior to the date on which the Bidder publishes notice that all of the Offer Conditions have been satisfied or previously effectively waived.
The receipt of cash in respect of QIAGEN Shares in the Offer will be a taxable transaction for U.S. federal income tax, Dutch income tax and German income tax purposes, and may be a taxable transaction under other applicable state, local, or non-U.S., non-Dutch and non-German income or other tax laws. The receipt of cash in respect of QIAGEN Shares (or, if the Merger has occurred, shares of QIAGEN Newco) pursuant to, if implemented, the Liquidation or the Compulsory Acquisition generally will be a taxable transaction for U.S. federal income tax, Dutch income tax and German income tax purposes and may also be a taxable transaction under other applicable state, local, or non-U.S., non-Dutch and non-German income or other tax laws. If Thermo Fisher elects to effect the Merger and Liquidation or the Asset Sale and Liquidation, the liquidation distribution to be ultimately received by the non-tendering QIAGEN shareholders in connection with the Liquidation is generally subject to a 15% Dutch dividend withholding tax to the extent that such liquidation distribution exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes (which QIAGEN expects to be the case), while the payment of the Offer Price to tendering QIAGEN shareholders will generally not be subject to Dutch withholding taxes. Hence, the cash payment to be received by non-tendering QIAGEN shareholders may be less than they would have received in the event they had tendered their QIAGEN Shares in the Offer.
All QIAGEN shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer and, if implemented, the Merger and Liquidation, the Asset Sale and Liquidation, the Compulsory Acquisition or any other restructuring of the QIAGEN and its subsidiaries for the purpose of achieving an optimal operational, legal, financial and/or fiscal structure in accordance with applicable law, including any Dutch withholding tax consequences. See the Offer Document for a more detailed description of certain material U.S. federal income tax consequences, certain material Dutch tax consequences and certain material German tax consequences of the Offer and certain Post-Offer Measures.
The information required to be disclosed by Rule 14d-6(d)(1) promulgated under the Securities Exchange Act of 1934, as amended, is contained in the Offer Document and is incorporated herein by reference.

QIAGEN has provided Thermo Fisher and the Bidder with the QIAGEN shareholder list and security position listings regarding beneficial owners of QIAGEN Shares for the purpose of disseminating the Offer Document, the related Declaration of Acceptance or Letter of Transmittal and other related materials to QIAGEN shareholders. The Offer Document and the Declaration of Acceptance or Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of QIAGEN Shares whose names appear on the QIAGEN shareholder list and will be furnished, for subsequent transmittal to beneficial owners of QIAGEN Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the QIAGEN shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of QIAGEN Shares.
The Offer Document and the applicable related documents described herein contain important information that should be read carefully and in their entirety before any decision is made with respect to the Offer.
Questions and requests for assistance or copies of the Offer Document, the Declaration of Acceptance or the Letter of Transmittal and the related Notice of Guaranteed Delivery may be directed to the U.S. Information Agent for the Offer, D.F. King & Co., Inc. (the “Information Agent”). Contact information with respect to each of the Clearstream Settlement Agent and the Settlement Agent is set forth below. Such copies of tender offer documents will be furnished by the Information Agent promptly upon request at the Bidder’s expense. Furthermore, the German and English versions of the Offer Document and other publications and announcements in connection with the Offer will be published in German on the Internet at http://corporate.thermofisher.com/en/offer.html?lang=de and in English on the Internet at http://corporate.thermofisher.com/en/offer.html. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
The Clearstream Settlement Agent for the Offer is:
Deutsche Bank AG
Taunusanlage 12
60325 Frankfurt am Main
Federal Republic of Germany
Fax: +49 69 910 38794
Email: dct.tender-offers@db.com
The Settlement Agent for the Offer is:
American Stock Transfer & Trust Company, LLC
By Courier or Mail: American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	By Facsimile Transmission (for Eligible Institutions Only): 718-234-5001 To Confirm Facsimile via Phone (by Telephone Only): 877-248-6417
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Email: QGEN@dfking.com
+1-877-297-1744 (toll-free in the United States)
May 18, 2020